SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 30, 1998



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




          Maine               1-5139                      01-0042740
(State of Incorporation)      (Commission                 (IRS Employer
                              File Number)                Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
                  (Address of principal executive offices) (zip
                                      code)



       Registrant's telephone number, including area code: (207) 623-3521

Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.

1997 financial results announced. On January 30, 1998, the Company announced its financial results for 1997. The Company reported earnings of $5.2 million ($0.16 per share), including $3.9 million ($0.12 per share) earned in the fourth quarter. Earnings for 1996 were $50.8 million, or $1.57 per share. Replacement-power costs and other costs related to the now-closed Maine Yankee nuclear plant were the main factors that eroded 1997 earnings from their 1996 level.

The Company's electric operating revenues for 1997 were $954.2 million, down 1.3 percent from the 1996 level of $967 million. Lower non-territorial energy sales resulting from Maine Yankee's being off-line and reducing the Company's total energy supply were the main factor in the decline in total revenues. Revenues from the Company's service area rose 2.2 percent in 1997 to $890.1 million, on energy sales of 9.35 billion kilowatt-hours, up 1.4 percent from 1996.

The Company incurred $59.5 million in additional costs to replace Maine Yankee power and pay its share of increased repair and other operating costs at Maine Yankee in 1997. With the decommissioning process commencing, the Company expects that its share of Maine Yankee operating costs could decrease by as much as $30 million in 1998.

Despite the $75 million in annual Maine Yankee-related costs imbedded in the current determination of the Company's required revenues for ratemaking purposes and despite success in controlling other costs, the higher nuclear-related costs incurred by the Company in 1997 reduced earnings to a level that triggered the low-earnings bandwidth provisions of the Company's Alternative Rate Plan ("ARP"). That provision is activated when actual earnings for a year are outside a bandwidth of 350 basis points above or below a 10.55-percent current rate-of-return allowance. The Company's earnings for 1997 represent a rate of return on common equity of 1.04 percent. A return below the low end of the range provides for additional revenues through rates equal to one-half the difference between the actual earned rate of return of 1.04 percent and the 7.05-percent (10.55 percent minus 350 basis points) low end of the bandwidth.

The Company's 1998 ARP filing will also contain information for the Maine Public Utilities Commission ("MPUC") on the Company's costs of restoring service to its customers after the previously reported severe ice storm of January 7 through 9, 1998, and a second ice storm that struck part of the Company's service territory on January 24, 1998. A January 15 Order of the MPUC allowed the Company to defer such incremental costs on its books pending the Company's filing under the ARP, which allows the MPUC to consider and provide recovery of costs of certain "extraordinary events". The Company estimates that its total incremental restoration costs from the storms could total approximately $60 million to $65 million. Such costs were largely labor-related, as the Company used hundreds of crews from out-of-state utilities, tree-service companies, and construction firms to repair the unprecedented damage, which required more than 400,000 service restorations. The Company is studying available means of mitigating the cost impact of the storms.

The effect of the sharing provision of the ARP on the Company's revenues will be determined when the MPUC considers the Company's 1998 ARP rate-cap adjustments upon the Company's next annual ARP compliance filing with the MPUC, which is scheduled for March 15, 1998. However, the Company cannot predict the amount of additional revenues that may result, and, in any case, any entitlement to such revenues under the ARP would not be likely to start until July 1, 1998.

In announcing its 1997 results, the Company re-affirmed its earlier public statements that it intended to stand by its objective of holding price increases at or below the rate of inflation through 1999 in order to attain its goal of price stability. The Company believes that stable prices continue to be essential to its ability to retain and promote electricity sales.


Item 6 through Item 9.  Not applicable.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                      CENTRAL MAINE POWER COMPANY



                       By ________________________________
                           Curtis I. Call, Treasurer

Dated:  Februry 3, 1998